EXHIBIT 10.27

                         KANGA RODDY SPONSORSHIP AGREEMENT

This Kanga Roddy Sponsorship Agreement (the "Agreement") dated as of April 29, 1998, between Sara Lee Corporation and it's subsidiary Hanes Corporation (together referred to as " Sara Lee") and American Champion Entertainment Media, Inc. ("ACM").

1) Sara Lee wishes to become a sponsor of the television show "Adventures With Kanga Roddy" (the "Program") produced and copywritten by ACM.

2) As a sponsor of the Program, Sara Lee is entitled to the following promotional components:

a) One 15-second spot before and one 15-second spot after the Program but within the half-hour broadcast of the Program by public broadcast television stations that carry the Program. The two spots will be identical both in video and audio content, and the content must be pre-approved by KTEH, the Program's presentation station, to ensure it meets public broadcasting sponsorship guidelines. These two spots will run with the Program for a period of six months, beginning with the month of May 1998 and ending with the month of October 1998 inclusively.

b) Standard affidavits of performance from the public broadcast stations will be provided by ACM on a quarterly basis.

c) One 30-second commercial to be included in the retail videotapes sales of the Program. This commercial will be included in the initial run of 15,000 units and thereafter, at Sara Lee's option, in any additional production runs of the Program's videotapes intended for mass distribution until December 31, 1998.

d) The logo of Hanes to be featured on 75,000 full-color postcards of the Program to be passed out in all upcoming promotional events.

e) The logo of Hanes to be featured on the Program's Outreach Guide which will be sent to targeted schools across the country as a learning tool. The date and volume of this venue is yet to be determined.

f) Hanes will be allowed signage display on one of the following two live events: i) Kanga Roddy promotional tour, or ii) national talent search. The date and location of this venue is yet to be determined.

3) For the above promotional components, Sara Lee as a sponsor of the Program, agrees to pay ACM a non-refundable amount of $95,000.00 and this amount is payable in two installments: i) $50,000.00 due and payable on May 16, 1998 when the first episode of the Program that carries Sara Lee's promotional spots will be fed to satellite for distribution by KTEH, and ii) $45,000.00 due and payable on June 30, 1998.

4) Sara Lee will cause the promotional materials to be delivered to ACM, especially those that require approval by KTEH, in time for inclusion the above mentioned activities.

5) ACM retain all of its rights under copyright and trademark laws pertaining to the Program's intellectual property, whether registered or unregistered, and any applications by Sara Lee of the Program's logo, name, characters and likeness, video and audio excerpts must have ACM's approval in writing prior to such use. Sara Lee will retain all of its rights under copyright and trademark laws pertaining to any of its intellectual property, including without limitation, its rights in and to the "Hanes" marks and the various derivations thereof.

6) All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties; but nothing in this Agreement, expressed or implied is intended to confer on any party the right to assign its rights or obligations hereunder. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

7) This Agreement shall be governed by, and construed and enforced in accordance with, the law of the State of California.

8) This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior or ontemporaneous agreements, understandings and representations, oral or written, with regard to such matter.

9) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date above written.


For Sara Lee Corporation                  For American Champion Media, Inc.

By:  /s/  R. Henry Kleeman                By: /s/ Anthony K. Chan

Name: R. Henry Kleeman                    Name: Anthony K. Chan

Title: Chief Counsel Corporate            Title: Chief Executive Officer
       And Assistant Secretary


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